Exhibit 99.1

For Immediate Release

SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS FOR
ITS THIRD QUARTER ENDED SEPTEMBER 30, 2008

MT. LAUREL, NEW JERSEY, November 12, 2008 . . . SL INDUSTRIES, INC. (AMEX & PHLX: SLI) announced today that net sales for the third quarter ended September 30, 2008 were $46,242,000, compared to $50,652,000 for the third quarter last year, a decrease of $4,410,000, or 9%.  Income from continuing operations was $872,000, or $0.15 per diluted share, compared to income from continuing operations of $2,467,000, or $0.42 per diluted share, for the same period in 2007.

Net sales from continuing operations for the nine months ended September 30, 2008 were $140,338,000, compared to net sales of $151,709,000 for the nine months ended September 30, 2007, a decrease of $11,371,000, or 7%. Income from continuing operations for the nine months ended September 30, 2008 was $4,218,000, or $0.71 per diluted share, compared to income from continuing operations of $7,741,000, or $1.33 per diluted share, for the same period last year.

Loss from discontinued operations, net of tax, was $1,650,000 for the first nine months of 2008, compared to loss from discontinued operations, net of tax, of $1,104,000 for the same period last year. Loss from discontinued operations, net of tax, increased primarily as a result of a third quarter charge, net of tax, of $919,000 to remediate the site of the former chrome plating operations of a disposed subsidiary. As a result, for the nine month period ended September 30, 2008, the Company recorded net income of $2,568,000, or $0.43 per diluted share, compared to net income of $6,637,000, or $1.14 per diluted share, for the same period last year.

The Company’s four business segments reported generally dissatisfying results for the first nine months of the year. SL Power Electronics Corp. recorded net sales of $57,194,000 and operating income of $998,000, as compared to net sales of $69,622,000 and operating income of $6,209,000 for the same period in 2007. The High Power Group recorded net sales of $44,499,000 and operating income of $4,678,000, as compared to net sales of $44,512,000 and operating income of $6,189,000 for the same period last year. SL Montevideo Technology, Inc. recorded net sales of $21,231,000 and operating income of $2,734,000, as compared to net sales of $20,865,000 and operating income of $2,352,000 for the first nine months of 2007. And RFL Electronics Inc. recorded net sales of $17,414,000 and operating income of $1,547,000, as compared to net sales of $16,710,000 and operating income of $1,725,000, for the same period last year.

Engineering and product development expenses for the first nine months of 2008 increased by $848,000, or approximately 9%, as compared to the same period last year. All of the Company’s business segments increased or maintained their engineering and product development expenditures in 2008.

The Company reported net new orders of $42.9 million in the third quarter of 2008, compared to net new orders of $51.1 million in the third quarter of 2007. Net new orders for the nine-month period ended September 30, 2008 decreased $9.9 million from the same period last year. Backlog at September 30, 2008 was $57.6 million, as compared to $56.0 million a year earlier.

Commenting on the results, James Taylor, Chief Executive Officer and President of SL Industries, Inc. said, “As reported last quarter, substantial reductions of two significant customer programs at SL Power Electronics Corp. are largely responsible for the Company’s sales decline. Additionally, overall demand decreased in the third quarter, as customers sought to pare inventories during a broad economic downturn. To address these challenging conditions, during the past quarter, SL Power Electronics Corp. incurred a restructuring charge of $350,000 to downsize operations. MTE Corporation also incurred a restructuring charge during the quarter of $168,000 to consolidate operations from two plants to a single modern facility.”

“Although it is difficult to predict when the economy will rebound, the strategic outlook for the Power Electronics Group (which consists of SL Power Electronics Corp., Teal Electronics and MTE Corporation) remains excellent. SL Power Electronics Corp. has been awarded a record number of custom product programs and is currently working on a substantial amount of new opportunities. Teal Electronics posted strong sales and bookings in its served markets, other than the slumping semiconductor industry; and MTE Corporation is reporting increased sales on strong demand from the national resource recovery market. The Company is instituting lean principles throughout the organization to improve flexibility and responsiveness. In addition, we are incurring costs to better streamline operations during this cyclical slowdown, while investing in engineering capabilities and product development to seize opportunities for accelerated growth over the long run.”

Taylor continued, “SL Montevideo Technology experienced sustained demand from military and commercial aerospace programs. We also expect to receive new program orders in select industrial niches, particularly downhill drilling applications. The implementation of lean manufacturing principles has increased operating efficiencies throughout the organization, which should continue to improve margins and competitiveness in the future.”

“RFL Electronics recorded improved bookings and sales in the third quarter. Consistent with prior years, we expect increased activity in the second half of the year, although it is particularly difficult to forecast activity in the current economic environment. RFL continues to do an excellent job driving lean principles throughout its operations.  Development of the next-generation Ethernet communications product is nearly complete, with release anticipated by year-end.”

Taylor stated, “Corporate and other expenses, which relate to corporate administration, strategic management and oversight, capital financing, risk management, corporate governance and controls, legal and litigation activities and public reporting expenses were $3,502,000 for the nine months ended September 30, 2008, as compared to $4,568,000 for the same period in 2007.”

Taylor added, “In October, the Company entered into a new three-year revolving credit facility with Bank of America, PNC Bank and Key Bank. The new line of credit provides for maximum borrowings of up to $60 million, subject to certain financial covenants. It will be used to fund growth through acquisitions and internal development.”

“The new credit facility was completed in the midst of the collapse of the worldwide credit markets. It is a testament to the Company’s stability and strategy. As we enter a period of uncertain economic turbulence, SL Industries is poised to take advantage of developing market opportunities.”

Taylor concluded, “While I am disappointed with the results this year, we are laying the foundation to increase shareholder value through accelerated growth and increased profitability.  With its improved operations, enhanced product lines and financial strength, we are confident the Company will achieve excellent long-term growth.”

About SL Industries, Inc.
SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
David Nuzzo, Chief Financial Officer
E-mail:  David.Nuzzo@slindustries.com
Phone:  856-727-1500, ext. 5515
Facsimile:  856-727-1683

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$0	$733
Receivables, net	28,215	30,068
Inventories, net	24,755	22,242
Other current assets	4,219	5,261
Total current assets	57,189	58,304

Property, plant and equipment, net	10,985	11,047
Intangible assets, net	28,040	28,747
Other assets	7,517	6,575
Total assets	$103,731	$104,673

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	$25,767	$27,698
Long term debt	4,118	6,000
Other liabilities	9,230	9,346
Shareholders' equity	64,616	61,629
Total liabilities and shareholders' equity	$103,731	$104,673

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008		2007	2008	2007

Net sales	$46,242		$50,652	$140,338	$151,709

Cost and expenses:
Cost of products sold	32,052		34,419	96,321	101,570
Engineering and product development	3,456		3,193	10,454	9,606
Selling, general and administrative	7,984		8,280	23,825	25,921
Depreciation and amortization	924		876	2,765	2,705
Restructuring charges	518		0	518	0
Total cost and expenses	44,934		46,768	133,883	139,802

Income from operations	1,308		3,884	6,455	11,907
Other income (expense):
Amortization of deferred financing costs	0		(22)	(44)	(66)
Interest income	9		15	24	33
Interest expense	(42)		(130)	(211)	(710)

Income from continuing operations before income taxes	1,275		3,747	6,224	11,164

Income tax provision	403		1,280	2,006	3,423
Income from continuing operations	872		2,467	4,218	7,741
(Loss) from discontinued operations (net of tax)	(1,196)		(316)	(1,650)	(1,104)
Net income (loss)	$(324)		$2,151	$2,568	$6,637

Basic net income (loss) per common share
Income from continuing operations	$0.15		$0.43	$0.72	$1.37
(Loss) from discontinued operations (net of tax)	(0.20)		(0.06)	(0.28)	(0.19)
Net income (loss)	$(0.06	) *	$0.38 *	$0.44	$1.17 *

Diluted net income (loss) per common share
Income from continuing operations	$0.15		$0.42	$0.71	$1.33
(Loss) from discontinued operations (net of tax)	(0.20)		(0.05)	(0.28)	(0.19)
Net income (loss)	$(0.05)		$0.36 *	$0.43	$1.14

Shares used in computing basic net income (loss)
per common share	5,871		5,730	5,862	5,669
Shares used in computing diluted net income (loss)
per common share	5,939		5,906	5,959	5,834

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income (loss)	$(324)	$2,151	$2,568	$6,637
Other comprehensive income (net of tax):
Foreign currency translation	27	(41)	(235)	(9)
Unrealized gain on securities	-	112	-	-
Comprehensive income (loss)	$(297)	$2,222	$2,333	$6,628

* Earnings per share does not total due to rounding.